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                                                                   EXHIBIT 23(l)

October 11, 1999


Investors Capital Funds
230 Broadway East
Suite 203
Lynnfield, MA  01940-2320

RE:      Initial Capital Letter of Understanding

Ladies and Gentlemen:

Eastern Point Advisors, Inc. (the "Company") hereby agrees to acquire 10,000 shares of beneficial interest (the "Shares") in the Investors Capital Twenty Fund at $10.00 per share.

Shares will be issued in a private offering prior to the effectiveness of the Registration Statement filed by Investors Capital Funds (the "Trust") under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

In connection with such purchase, the Company represents that the purchase is being made for investment purposes and not with the present intention of redeeming or reselling the Shares.

The Company, as evidenced by the signature of its officer, hereby agrees to the above and consents to the filing of this Investment Letter as an exhibit to the Form N-1A Registration Statement of the Trust.


Eastern Point Advisors, Inc.


By: /s/ Theodore E. Charles
Name:    Theodore E. Charles
Title:   President